UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2021

SENSEONICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37717	47-1210911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20451 Seneca Meadows Parkway Germantown, MD 20876-7005
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (301) 515-7260

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SENS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of John Marotta to Board of Directors

On September 8, 2021, the board of directors (the “Board”) of Senseonics Holdings, Inc. (the “Company”) appointed John Marotta to serve as a director of the Company, which appointment became effective immediately. Mr. Marotta will serve as a Class I director whose term will expire at the 2023 annual meeting of stockholders.

There is no family relationship between Mr. Marotta and any of the Company’s other directors or executive officers.

Mr. Marotta was appointed as a director pursuant to that certain Investor Rights Agreement (the “PHC IRA”), dated August 9, 2020, by and between the Company and PHC Holdings Corporation (“PHC”).

More information about Mr. Marotta is set forth below:

John Marotta, age 41, has served as the President and Chief Executive Officer of PHC Holdings Corporation, a diversified global life sciences, diagnostics and medical device company with 10,000 employees globally in 125 countries and $3Billion in revenue since December, 2020. PHC Group is a private equity backed company by KKR, Mitsui & Co, and L-Catterton. Marotta started his career at Janssen Pharmaceutica, Johnson & Johnson. He served in various commercial roles at Synthes Orthopedics, Vice President at Cardinal Health Inc., President and CEO at Emerge Medical, at Danaher Corporation, General Manager and Vice President of KavoKerr Restoratives, Senior Vice President of the Dental Platform, Danaher Corporation and as Senior Vice President of Envista Holdings Corporation (spin-out of Danaher). Most recently he was President and CEO of Epredia, a PHC operating company and carve-out from Thermo Fisher. Marotta is a Healthcare Fellow at the Aspen Institute and a member of the Aspen Global Leadership Network. He has a BS from the University of Dayton and an MBA from the University of Denver.

As more fully described in the Company’s Current Report on Form 8-K filed with the SEC on August 10, 2020 and addressed in certain of the Company’s further SEC reports, on August 9, 2020, the Company entered into a Collaboration and Commercialization Agreement with Ascensia Diabetes Care Holding AG (“Ascensia”), an affiliate of Ascensia Diabetes Care AG, pursuant to which the Company has granted Ascensia the right to distribute Eversense, Eversense XL and the new Eversense 180-day product in the global market for an initial term of five years, subject to exceptions as set forth in the agreement and pursuant to the other terms, conditions and provisions of the two agreement, as described more fully in those reports.

In addition, on August 9, 2020, the Company entered into a financing agreement pursuant to which the Company issued $35.0 million in aggregate principal amount of Senior Secured Convertible Notes due in October 2024 (the “2024 Notes”), to Ascensia’s parent company, PHC Holdings Corporation (“PHC”). The Company also issued 2,941,176 shares of common stock to PHC as a financing fee, which had a value of $1.4 million based on the closing price on August 9, 2020. The Company also has the option to sell and issue PHC up to $15.0 million of convertible preferred stock on or before December 31, 2022, contingent upon receipt of any stockholder approval required by the listing rules of the NYSE American, which has been obtained, and subject to obtaining approval for the 180-day Eversense product for marketing in the United States before such date.

Mr. Marotta will not be a member of any Board committees and, in consideration of Mr. Marotta’s relationship with Ascensia, he will not receive compensation in his capacity as director of the Company.

Mr. Marotta is expected to enter into the Company’s standard form of indemnification agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSEONICS HOLDINGS, INC.
Date: September 13, 2021
	By:	/s/ Nick Tressler
	Name:	Nick Tressler
	Title:	Chief Financial Officer